Exhibit 10.14

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of 5/10/2022, by and between Trump Media & Technology Group Corp., a Delaware corporation (“Company”), and Devin Nunes (“Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer (“CEO”) of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) GENERAL. Commencing January 2, 2022 (the “Effective Date”), Executive shall serve as the Company’s CEO and shall report directly to the Board of Directors of the Company (the “Board”). In this position, Executive shall have such duties, authorities and responsibilities as are customary for an employee in such position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board. Subject to the terms of this Agreement, the Executive shall devote an average of thirty (30) or more hours per week to matters relating to the Company.

(b) OTHER ACTIVITIES. For so long as Executive remains in the employ of the Company (the “Employment Term”), the Executive shall devote substantially all of the Executive’s business time, energy, knowledge and skill to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from: (A) serving on the boards of directors of non-profit organizations, provided such activities do not pose a conflict of interest or interfere with Executive’s performance of his duties under this Agreement, in each case as determined in the sole discretion of the Board; and (B) participating in charitable, civic, educational, professional, community or industry affairs, provided such activities do not pose a conflict of interest or interfere with Executive’s performance of his duties under this Agreement, in each case as determined in the sole discretion of the Board.

2. BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of seven hundred fifty thousand dollars ($750,000) payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. Effective as of the second anniversary of the Effective Date, such annual rate of base salary shall increase to one million dollars ($1,000,000), payable subject to standard federal and state payroll withholding requirements in accordance with the regular payroll practices of the Company. The Executive’s base salary thereafter may be subject to annual review by the Company’s Board (or a committee thereof) and may be increased from time to time as determined by the Board. The base salary as may be increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

3. EQUITY INCENTIVE AWARDS.

(a) Subject to approval by the Board, as soon as reasonably practicable after the Effective Date, the Company shall grant to Executive an award of one hundred forty five (145,000) restricted stock units (the “Equity Awards”) with respect to common stock of the Company pursuant to, and subject to the adoption of, the Company’s Equity Incentive Plan (the “Equity Plan”). Each Equity Award shall be subject to the terms and conditions of the Equity Plan and Company’s restricted stock unit award agreement under the Equity Plan as may be adopted by the Board (or a committee thereof) (together with the Equity Awards, the “Equity Documents”). The Equity Awards represent mutually-agreed upon consideration for the noncompetition covenants set forth in the Noncompetition Covenant (as referenced in Section 16).

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

(b) Provided that, during the Employment Term, the Company’s common stock becomes tradeable on a U.S. public exchange, or the Company’s rights and obligations under this Agreement are assigned to, or otherwise assumed by, a publicly traded company, such Equity Awards shall become vested and settled subject to Executive’s continuing employment with the Company through the respective vesting date (the “Services Requirement”), as follows:

(i) 60,000 restricted stock units shall become vested and payable upon the later of (A) the first anniversary of the Effective Date, or (B) the effective date of an applicable registration with the Securities and Exchange Commission on Form S-8 of the shares underlying the Equity Awards (the “First Anniversary Vesting Date”); and

(ii) 85,000 restricted stock units shall become vested and payable upon the later of (A) the second anniversary of the Effective Date, or (B) the effective date of an applicable registration with the Securities and Exchange Commission on Form S-8 of the shares underlying the Equity Awards (the “Second Anniversary Vesting Date”).

Notwithstanding the provisions of this Section 3 to the contrary, to the extent that a vesting date occurs during a purchase and/or sale restriction period imposed by the Company or under applicable law, or during any applicable lock up period, such vesting date shall automatically be deemed to be the first business day following the last day of any such applicable restriction or lock up period.

(c) In the event that neither a Qualified SPAC Business Combination nor a Qualified Initial Public Offering should occur on or before the expiration of the second (2nd) anniversary of the Effective Date, then, notwithstanding the provisions of this Section 3 to the contrary:

(i) the Executive shall fully vest in the 145,000 restricted stock units issued in connection with this Agreement on the first business day following such second (2nd) anniversary of the Effective Date, subject to Executive’s continuing employment with the Company through such date, and subject to Executive’s execution of any shareholders agreement, stock restriction agreement or other documents that may be required by the Company and other provisions of the Equity Documents; provided that

(ii) if the Executive’s employment is terminated by the Company without Cause after the first (1st) anniversary of the Effective Date and prior to the second (2nd) anniversary of the Effective Date, the Executive shall vest in 60,000 restricted stock units issued in connection with this Agreement as of such termination date, subject to Executive’s execution of any shareholders agreement, stock restriction agreement or other documents that may be required by the Company and other provisions of the Equity Document.

For purposes of this Section 3, the term “Qualified SPAC Business Combination” means a merger transaction after the date hereof in which Company (or any holding entity created by or on behalf of the Company) merges with and into a qualified special purpose acquisition company (the ‘SPAC”), whose shares are listed on the NASDAQ Exchange or the New York Stock Exchange (as applicable), and the term “Qualified Initial Public Offering” means an initial public offering pursuant to which Company (or any holding entity created by or on behalf of the Company) issues its equity interests to the public equity capital markets.

4. EXECUTIVE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives generally, currently including, without limitation, health and dental insurance coverage, long-term and short-term disability insurance coverage and group life insurance coverage, subject, in all events to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

(b) VACATION TIME. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy applicable to its executives as in effect from time to time.

(c) BUSINESS EXPENSES. Upon presentation of such reasonable substantiation and documentation as the Company reasonably may specify from time to time, the Executive shall be reimbursed for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder, including (1) reasonable air travel expenses to and from Atlanta, GA, and (2) a housing stipend in the amount of $7,000 per month.

(d) ANNUAL BONUS. During the Employment Term, Executive shall be eligible for an annual bonus as determined in the sole discretion of the Board, provided Executive remains employed by the Company through the applicable payment date of any such bonus. Any such annual bonus shall be paid to Executive at the same time that annual bonuses are paid to other senior executives of the Company.

5. TERMINATION. The Executive’s employment under this Agreement and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Thirty (30) days after written notice by the Company to the Executive of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform the Executive’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred and twenty (120) days (including weekends and holidays) in any three hundred sixty-five (365) day period. The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Thirty (30) days after written notice by the Company to the Executive of a termination for Cause if the Executive shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. “Cause” shall mean the Company’s termination of the Executive’s employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Executive, or breach of fiduciary duty, in connection with or relating to the Executive’s employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Executive in connection with the Executive’s employment with the Company which results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (iii) the Executive’s conviction, guilty plea, no contest plea, or similar plea with respect to any felony or crime involving moral turpitude; (iv) the Executive’s use of alcohol or controlled substances or illicit drugs while working that materially interferes with the Executive’s duties under this Agreement; (v) material breach of a material Company policy, or material breach of a Company policy that results in or could reasonably be expected to result in material loss, damage or injury to the Company, its goodwill, business or reputation; (vi) the Executive’s material breach of any of his obligations under this Agreement, including the Employee Non-Disclosure/Confidentiality Agreement and Assignment of Inventions Agreement or the Noncompetition Covenant referenced in Section 16 of this Agreement; or (vii) the Executive’s repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with Executive’s position with the Company. Additionally, in the event that the basis for Cause is, in the reasonable good faith determination of the Company not reasonably subject to cure, then such thirty (30) days’ prior notice of termination for Cause shall not be required, and such termination shall be effective on the date the Company delivers notice of such termination for Cause. Any determination of whether Cause exists shall be made by the Board in its sole discretion.

(d) WITHOUT CAUSE. The date of termination set forth in any written notice by the Company to the Executive of an involuntary termination without Cause (other than death or Disability).

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

(e) GOOD REASON. Thirty-one (31) days after written notice by the Executive to the Company of a condition giving rise to a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive: (i) the Company’s material breach of any of its obligations under this Agreement or the Equity Documents; (ii) any material adverse change in Executive’s duties or authority or responsibilities (including reporting responsibilities), or the assignment of duties or responsibilities to Executive materially inconsistent with his position, (iii) Executive is no longer serving as the CEO of the Company, (iv) reduction in Executive’s Base Salary, other than a less than ten percent (10%) reduction applicable to other executives of the Company, (v) a material relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Atlanta, Georgia, or (vi) the failure of a successor to the Company to assume the Company’s obligations under this Agreement, provided, that, for (i) – (vi) above, Executive has given written notice to the Company of the condition giving rise to Good Reason within ninety (90) days after its initial occurrence and the Company fails to cure such condition within thirty (30) days following the receipt of such written notification by the Executive to the Company.

(f) WITHOUT GOOD REASON. Thirty (30) days after written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of Executive’s termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

6. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination; and

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and

(iii) all other accrued and vested payments, benefits or fringe benefits required to be paid or provided to the Executive under the applicable plans or by law, including without limitation, payment for all accrued vacation (collectively, Sections 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Executive’s employment ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits at such times as set forth in Section 6(a) above.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive the Accrued Benefits, at such times as set forth in Section 6(a) above.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company without Cause, or (y) by the Executive for Good Reason, the Company will provide Executive with the Accrued Benefits at such times as set forth in Section 6(a) above, and provided Executive executes, returns to the Company and does not revoke the release and waiver of claims in the form attached hereto as Exhibit A (with such changes as may be required in order to reflect or comply with applicable laws at such time, as determined by the Company in its reasonable judgment, the “Release and Waiver”) and the Release and Waiver becomes effective pursuant to its terms and conditions, all within sixty (60) days following termination of employment, then the Company shall also pay or provide the Executive with an amount

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

equal to the Executive’s then monthly Base Salary, less all applicable withholdings and deductions, for a period of six (6) months following such termination (the “Severance Period”), with the first installment payable beginning on or before the first regular payroll date of the Company that is sixty (60) days following the date of Executive’s termination, with such monthly payments continuing for the next five (5) consecutive months thereafter.

(e) RETURN OF COMPANY PROPERTY. Within ten (10) days after Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(f) POST-EMPLOYMENT ACTIVITIES. Beginning on the day following the date of Executive’s termination of employment with the Company for any reason, Executive (i) shall remove any reference to the Company as Executive’s current employer from any social media or other web- or cloud-based source Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source Executive either directly or indirectly controls.

7. REPRESENTATIONS AND WARRANTIES.

(a) AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution and delivery of this Agreement by the Company has been taken.

(b) ENFORCEABILITY. This Agreement, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms.

(c) NO OTHER COMITTMENTS. Executive represents and warrants that: (i) Executive is free to enter into this Agreement and does not have any commitments or obligations that might interfere with Executive’s full compliance with the material terms and conditions of this Agreement; (ii) Executive will not accept any commitment or enter into any agreement that might or will interfere with his or her full compliance with the terms and conditions hereunder; (iii) Executive’s engagement hereunder does not violate the rights of any third party, and that at no time has Company induced or otherwise encouraged Executive to breach any contractual commitment to any third party; and (iv) any material or intellectual property furnished by Executive to Company hereunder will not violate or infringe upon the rights of any third party

8. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto and no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto; provided, however that the Company may unilaterally assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided further that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, and (b) on the date of delivery, if delivered by guaranteed overnight delivery service, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Elliot S. Berke

Berke Farah LLP

701 8th St. NW, Suite 620

Washington, DC 20001

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

If to the Company:

Trump Media & Technology Group Corp.

1100 South Ocean Blvd.

Palm Beach, FL 33480

Attn: Chief Legal Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith.

10. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any offer letter, form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11. SEVERABILITY. Each provision of this Agreement will be construed as separable and divisible from every other provision and the enforceability of any one (1) provision will not limit the enforceability, in whole or in part, of any other provision. In the event that a court or administrative body of competent jurisdiction holds any provision of this Agreement to be invalid, illegal, void or less than fully enforceable as to time, scope or otherwise, then such provision will be construed by limiting and reducing it so that such provision is valid, legal and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement will not be affected by such alteration, and will remain in full force and effect.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13. CHOICE OF LAW, FORUM, CONDITIONS PRECEDENT, BINDING ARBITRATION. This Agreement shall be deemed to have been executed and delivered within the State of Florida. The rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Florida, without regard to its conflicts of laws. If any of the provisions hereof are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the Agreement.

Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by confidential binding arbitration in Ft. Lauderdale, Florida, before one mutually selected arbitrator. The arbitrator must be a retired judge from the United States federal judiciary. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Notwithstanding the arbitrator’s ability to deviate from any of the Expedited Procedures, the Parties specifically agree that each side will be limited to one fact-witness deposition and one expert witness deposition. E-discovery and document production is limited in strict adherence to the Expedited Procedures except that, upon election by Company and in Company’s sole discretion, each Party shall be permitted to serve on the other Party no more than ten interrogatories and ten requests for admissions which are narrowly tailored to dispositive issues. Judgment on the Award may be entered in the state or federal courts located in Broward County, Florida. The Arbitrator shall designate prevailing and non-prevailing party(s) to the arbitration and order the non-prevailing party(s) to pay all of the costs and attorney’s fees incurred by the prevailing party(s) in connection with the Arbitration.

Prior to submitting any claims to JAMS for resolution, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation. At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this paragraph are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling. If the matter is not resolved by negotiation pursuant to this paragraph of Section 13 then the matter will proceed to mediation as set forth in the following paragraph.

The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation (if the claims have not been resolved in accordance with the preceding paragraph), and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

By initialing below, the Parties confirm they have read and understand this good-faith negotiation, mediation, and arbitration provision, and voluntarily agree to the procedures set forth above, including binding arbitration of all claims other than those relating to Company’s Confidential Information pursuant to the Confidentiality Agreement. In doing so, the parties voluntarily give up important constitutional rights to trial by judge or jury, as well as rights to appeal. Employee has the right to, and has advised Company he will, have an independent lawyer of the Employee’s choice review these arbitration provisions, and this entire agreement, prior to initialing this provision below or signing this Agreement.

(Executive) (Company Representative)

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

14. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chairman of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and, following approval of the Equity Awards by the Board, the Equity Documents, together with all other exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or, to the extent applicable, comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the period during which the Executive has to consider the Release and Waiver and for the Release and Waiver to become effective begins in one calendar year and ends in a second calendar year, amounts payable hereunder that are contingent upon the occurrence of the effectiveness of the Release and Waiver shall begin to be paid in the second calendar year.

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(vi) The Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. Executive acknowledges and agrees that in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive or any other person on account of non-compliance with Code Section 409A or any similar state statutes.

16. NONSOLICITATION, NONDISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT AND NONCOMPETITION COVENANT. As a condition of employment, Executive agrees to execute and abide by an Employee Non-Disclosure/Confidentiality Agreement and Assignment of Inventions Agreement in the form attached as Exhibit A and the Noncompetition Covenant in the form attached as Exhibit B (together the “Covenants”), which may be amended by the mutual agreement of the parties from time to time without regard to this Agreement. The Covenants contain provisions that are intended by the parties to survive and do survive termination of this Agreement.

17. INDEMNIFICATION. Executive will be insured under the Company’s Director’s and Officer’s Liability Insurance to the extent the Company maintains such a policy and will be entitled to indemnification by the Company pursuant to the terms and conditions of the Company’s certification of incorporation and by-laws to the same extent as the Company’s executive officers and directors.

18. LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and Executive acknowledges and agrees that he has been advised by the Company to consult, and has in fact been individually represented by and consulted with, legal counsel of Executive’s choice in connection with reviewing and negotiating the terms of this Agreement, including, without limitation, the provisions of Section 13 hereof, which Executive expressly acknowledges and agrees designate the venue for adjudication in connection with controversies arising from this Agreement and the law of the state of Florida as the law to be applied in any such controversies. Each party has cooperated in the drafting, negotiation, and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

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TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY	EXECUTIVE

By: /s/ Phillip Juhan	/s/ Devin Nunes
Its: CFO	Print Name: Devin Nunes

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

EXHIBIT A

EMPLOYEE NON-DISCLOSURE/CONFIDENTIALITY AGREEMENT

AND ASSIGNMENT OF INVENTIONS AGREEMENT

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

EMPLOYEE NON-DISCLOSURE/CONFIDENTIALITY AGREEMENT

AND ASSIGNMENT OF INVENTIONS AGREEMENT

Attachment A

List of all inventions or improvements made by you, alone or jointly with others, prior to joining the Company.

Right, Title or Interest	Date Acquired
(If none, please write “NONE”.)
None

Name of Employee:

Devin Nunes
Print

/s/ Devin Nunes
Sign

5/10/2022
Date

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

EXHIBIT B

Noncompetition Covenant

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

EXHIBIT C

RELEASE AND WAIVER OF CLAIMS

In consideration for the end of employment / termination benefits set forth in my Executive Employment Agreement dated 5/10/2022, to which this form is attached, including without limitation the end of employment / termination benefits set forth in Section 6 thereof, I, Devin Nunes, hereby furnish TMTG (the “Company”), with the following release and waiver of claims (the “Release”). For the avoidance of doubt, nothing in this Release is intended or shall be construed to waive, release or limit in any manner the end of employment / termination benefits described above.

I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, retention bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (as amended), the National Labor Relations Act of 1935 (as amended), and any similar applicable state laws, and any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, and any public policy, contract, tort, or common law. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising from the breach of this Release; or (iv) any claims related to any Accrued Benefits or other vested benefits payable or due to me on account of the end of my employment or my termination under the terms of my Executive Employment Agreement. For the avoidance of doubt, nothing in this Release shall prevent me from challenging the validity of the Release in a legal or administrative proceeding. Nothing in this Release shall prevent me from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. I further understand this Release does not limit my ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, I am otherwise waiving, to the fullest extent permitted by law, any and all rights I may have to individual relief based upon any claims arising out of any proceeding or investigation before one or more of the Government Agencies. If any such claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any of the Released Parties is a party. Notwithstanding anything to the contrary set forth herein, this Release does not abrogate my existing rights under any Company benefit plan, the Executive Employment Agreement or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge claims arising under any such plan or agreement after the Effective Date of this Release.

TMTG EXECUTIVE EMPLOYMENT AGREEMENT (CEO)

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that (i) the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled; and (ii) that, subject only to Company providing the end of employment / termination benefits described in the first paragraph of this Release, I have been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim. I affirm that all of the decisions of the Released Parties regarding my pay and benefits through the date of my execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. I affirm that I have not filed or caused to be filed, and am not presently a party to, a claim against any of the Released Parties. I further affirm that I have no known workplace injuries or occupational diseases. I acknowledge and affirm that I have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any claims that may arise after I sign this Release; (b) I should consult with an attorney prior to executing this release; (c) I have twenty-one (21) days within which to consider this release (although I may choose to voluntarily execute this release earlier); (d) I have seven (7) days following the execution of this release to revoke this Release (in a written revocation sent to the Chief Executive Officer of the Company); and (e) this Release will not be effective until the eighth day after I sign this Release, provided that I have not earlier revoked this Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Release unless and until it becomes effective.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

This Release constitutes the complete, final, and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: 5/10/2022	Signature: /s/ Devin Nunes
Print Name: Devin Nunes